Exhibit 99.1

Itiquira Acquisition Corp. Receives Notification of Deficiency from Nasdaq Related to Delayed Annual Report on Form 10-K

NEW YORK, April 25, 2022 /PRNewswire/ -- Itiquira Acquisition Corp. (NASDAQ: ITQ, ITQRU, ITQRW) (the "Company") today announced that it received a letter (the “Nasdaq Letter”) on April 19, 2022 from the Nasdaq Stock Market (“Nasdaq”) notifying the Company that it had violated Nasdaq Listing Rule 5250(c)(1) because the Company had not yet filed its Annual Report on Form 10-K for the year ended December 31, 2021 (the “2021 Annual Report”) with the Securities and Exchange Commission (the “SEC”). Nasdaq Listing Rule 5250(c)(1) requires listed companies to timely file all required periodic financial reports with the SEC.

In the Nasdaq Letter, Nasdaq stated that the Company had until June 20, 2022 to submit a plan to regain compliance. If Nasdaq accepted the Company’s plan, it could then grant an exception of up to 180 calendar days from the 2021 Annual Report’s due date, or until October 12, 2022, to regain compliance. If Nasdaq did not accept the Company’s plan, the Company would have had the opportunity to appeal that decision to a Nasdaq Hearings Panel and to request a further stay pending the appeal.

The Company is actively working with its auditors and advisors, and intends to file its 2021 Annual Report as soon as possible to regain compliance.

The Nasdaq Letter has no immediate impact on the listing or trading of the Company’s securities on Nasdaq.

About Itiquira Acquisition Corp.

Itiquira Acquisition Corp. is a blank check company incorporated as a Cayman Islands exempted company for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. Although the Company may pursue its initial business combination in any business, industry or geographic location, it currently intends to focus its search for a target located in Brazil in industries that it believes have high-potential for growth and generating strong returns for shareholders.

Forward Looking Statements

This press release contains statements that constitute "forward-looking statements," including with respect to the Company's plans with respect to the target industry for a potential business combination. No assurance can be given that the Company will ultimately complete a business combination transaction. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company's registration statement and prospectus for the Company's offering filed with the U.S. Securities and Exchange Commission (the "SEC"). Copies of these documents are available on the SEC's website, at www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.